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                        Watchell, Lipton, Rosen & Katz
                                 (Letterhead)



                               October 31, 1994


Service Corporation International
1929 Allen Parkway
Houston, Texas 77019

         Re:     Service Corporation International/SCI Finance
                 LLC Registration Statement on Form S-3
                 (File Nos. 33-56069; 33-56069-01)

Ladies and Gentlemen:

         We have acted as special counsel to Service Corporation International, a Texas corporation (the "Company"), in connection with the registration under the Securities Act of 1993, as amended, by the Company and SCI Finance LLC, a Texas limited liability company ("SCI Finance"), on a Registration Statement on Form S-3 (the "Registration Statement"), of Debt Securities, Preferred Stock, Common Stock Warrants and Common Stock (including Series C Junior Participating Preferred Stock Purchase Rights) of the Company and the Guarantee of the Company (the "Guarantee") with respect to the LLC Preferred Securities of
SCI Finance (the "LLC Preferred Securities"), as well as the LLC Preferred Securities, with an initial offering price of up to $1,000,000,000.

         As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. We are familiar with the proceedings taken and to be taken in connection with the authorization and issuance of the Guarantee, and have assumed such proceedings will be timely completed in the manner presently proposed.
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Service Corporation International
October 31, 1994
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        Subject to the proposed additional proceedings being taken as now contemplated prior to the issuance of the Guarantee and the terms of the Guarantee being otherwise in compliance with then applicable law, it is our opinion that the Payment, Guarantee and Conversion Agreement of the Company will constitute, when executed and delivered by the Company and when the LLC Preferred Securities have been issued and delivered by SCI Finance against payment therefor and the proceeds of such issuance have been loaned to SCI Limited, a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) the effect of bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and (b) the effect of general principles of equity, whether such enforceability is considered in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefor may be brought.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus that is a part of the Registration Statement.

                                        Very truly yours,

                                        /s/ WACHTELL, LIPTON, ROSEN & KATZ